Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 15, 2013 (the “Effective Date”), is by and between Diligent Board Member Services, Inc., a Delaware corporation (the “Company”) and Carl Blandino (“Executive”). Certain other capitalized terms used herein are defined in Section 7.17 below and throughout this Agreement.

WITNESSETH:

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer and Executive Vice President and Executive desires to be so employed by the Company; and

WHEREAS, the Company and Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and Executive with respect to Executive’s employment with the Company and certain restrictions on Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound hereby, agree as follows:

ARTICLE 1
TERM OF AGREEMENT AND EMPLOYMENT

Section 1.1.          Employment and Acceptance. During the Term (as defined in Section 1.2 below), the Company shall employ Executive, and Executive shall accept employment and serve the Company, subject to the terms of this Agreement.

Section 1.2.          Term. Subject to earlier termination as provided in ARTICLE 5, the employment relationship hereunder shall be for the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Term”).

ARTICLE 2
TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1.          Title. The Company shall employ Executive to render full-time services to the Company. Executive shall serve in the capacity of Chief Financial Officer and Executive Vice President.

Section 2.2.          Duties. Subject to the direction and authority of the Chief Executive Office of the Company (the “CEO”), Executive will perform such executive duties customarily performed by a chief financial officer and executive vice president of a company in similar lines of business as the Company, including such duties as may be assigned by the CEO. Executive shall report to, and be subject to the lawful direction of, the CEO. Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Chief Financial Officer and Executive Vice President of the Company, as the CEO shall from time to time direct. Executive may not engage, directly or indirectly, in any other business, investment or other activity that interferes with Executive’s performance of his duties and responsibilities hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may manage his passive personal investments and engage in civic, charitable or religious activities that (in either case) do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and responsibilities hereunder. Executive may not serve on the board of directors (or similar governing body) of any entity other than the Company or its subsidiaries during the Term, except as notified to the CEO prior to the date hereof, without the prior written approval of the Board of Directors of the Company (the “Board”).

Section 2.3.          Other Positions. During the Term, upon determination of the Board, Executive may be appointed as an officer or nominated for election to any governing body of any subsidiary of the Company for no additional compensation. In addition, at the election of the Board, Executive shall also serve as Treasurer of the Company.

Section 2.4.          Compliance With Policies, etc. During the Term, Executive shall adhere to the Company’s policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended, including, but not limited to, the Company’s Code of Conduct.

Section 2.5.          Location. Executive shall perform his services principally at the Company’s headquarters in New York City. Notwithstanding, the foregoing, Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3
COMPENSATION

Section 3.1.          Base Compensation. During the Term, the Company shall pay Executive a base salary at the annualized rate of $315,000, which shall be subject to withholding and customary deductions and be payable in equal installments in accordance with the Company’s then-customary payroll practices for its executives (the “Base Salary”), and may be increased at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

Section 3.2.          Annual Bonus. In addition to the Base Salary, Executive shall be eligible for an annual cash bonus (the “Bonus”) during each fiscal year of the Term in an amount determined by the Compensation Committee in its sole discretion based on the achievement of performance targets to be mutually agreed within one month of the Effective Date and subject to approval by the Compensation Committee. Executive’s target annual bonus shall not be less than 50% of his Base Salary (payable at 100% achievement of all applicable performance targets for the year, as determined by the Compensation Committee in its sole discretion). If the minimum performance targets for a fiscal year as established by the Compensation Committee are not satisfied, no Bonus will be payable for such fiscal year. Any Bonus payable hereunder shall be paid in the fiscal year following the fiscal year to which such Bonus relates and within thirty (30) days following completion of the Company’s annual financial audit, subject to Executive’s continued employment with the Company at the time of payment. The Bonus for fiscal 2013 performance shall be prorated based on the portion of 2013 for which Executive is employed.

Section 3.3.          Equity Awards. The Compensation Committee has approved, effective upon Executive’s commencement of services hereunder, a grant to Executive of an option to purchase 260,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) pursuant to the Company’s 2013 Incentive Plan (the “Plan”) (the “Option”), with a per share exercise price equal to the United States dollar equivalent of the Company’s closing stock price on the New Zealand Stock Exchange on the Effective Date. In addition, the Compensation Committee has approved, effective upon Executive’s commencement of services hereunder and the effectiveness of a Registration Statement on Form S-8 covering shares issuable pursuant to the Plan, a grant to Executive of 110,000 Restricted Share Units (as defined in the Plan) covering shares of Common Stock pursuant to the Plan (the “Restricted Share Units”). The grants of the Option and the Restricted Share Units (collectively, the “Awards”) are subject to stockholder approval of the Plan at the Company’s 2013 Annual Meeting. The Awards shall be documented in Award Agreements (as defined in the Plan) between the Company and Executive in the form attached as Exhibit A-1 and Exhibit A-2 hereto.

ARTICLE 4
BENEFITS AND EXPENSES

Section 4.1.          Benefit Plans. Executive shall be entitled to participate in all benefit plans generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives. Executive shall be entitled to four weeks of paid vacation, annually during the Term (pro rated for partial years), which Executive shall take during such times as shall be consistent with Executive’s responsibilities.

Section 4.2.          Expense Reimbursement. The Company shall reimburse Executive during the Term, in accordance with the Company’s policies, for out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder. In order to receive such reimbursement, Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies.

ARTICLE 5
TERMINATION OF EMPLOYMENT

Section 5.1.          Termination Without Cause or Resignation For Good Reason.

(a)          The Company may terminate Executive’s employment hereunder at any time without Cause (other than by reason of Disability) upon written notice to Executive. Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the definition thereof.

(b)          If Executive’s employment is terminated pursuant to Section 5.1(a), the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except:

(i)     the Company shall pay to Executive the Accrued Obligations;

(ii)    the Company shall pay to Executive an amount equal to six (6) months of Executive’s Base Salary (as in effect immediately prior to the date of termination), which shall be payable, subject to Section 5.1(c) and Section 5.5, in equal installments in accordance with the Company’s then-customary payroll practices for executives (the “Severance Payments”); and

(iii)   Executive shall be entitled to exercise outstanding options or other equity-based awards granted by the Company to Executive in accordance with the terms of the applicable incentive plan and award agreements.

(c)          The Company’s payment of the Severance Payments shall be contingent upon Executive executing the Release described in Section 7.12 below, which must be executed by Executive and become effective (and non-revocable) within sixty (60) days after the Termination Date. Subject to Section 5.5 hereof, the Severance Payments shall commence on the first regular payroll date of the Company that occurs after the date that is sixty (60) days after the Termination Date and the Severance will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and the first shall include the cumulative amount of payments that would have been paid to Executive during the period of time between the Termination Date and the commencement date had such payments commenced immediately following the Termination Date. The Company shall have no obligation to provide the Severance Payments in the event that Executive breaches the provisions of ARTICLE 6 of this Agreement.

Section 5.2.          Termination for Cause; Voluntary Termination; Expiration of Term.

(a)          The Company may terminate Executive’s employment hereunder at any time for Cause upon written notice to Executive. Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon sixty (60) days prior written notice to the Company. Executive’s employment shall automatically terminate upon the expiration of the Term in accordance with Section 1.2.

(b)          If Executive’s employment is terminated pursuant to Section 5.2(a), Executive shall, in full discharge of all of the Company’s obligations to Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive the Accrued Obligations.

Section 5.3.          Termination Resulting from Death or Disability.

(a)          As the result of any Disability suffered by Executive, the Company may, upon five (5) days prior notice to Executive, terminate Executive’s employment under this Agreement. Executive’s employment shall automatically terminate upon his death.

(b)          If Executive’s employment is terminated pursuant to Section 5.3(a), Executive or Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive or Executive’s estate, as the case may be, the Accrued Obligations.

Section 5.4.          Removal from any Boards and Position. If Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

Section 5.5.          409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B). If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

ARTICLE 6
NON-COMPETITION, CONFIDENTIALITY AND
NON-SOLICITATION COVENANTS

Section 6.1.          Non-Competition, Confidentiality, etc.

(a)          Executive acknowledges that Executive’s employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning the Business, the Company and its Affiliates, which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this ARTICLE 6 and the Company’s Assignment of Inventions, Non-Disclosure and Non-Solicitation Agreement, attached hereto as Exhibit B (“Non-Disclosure Agreement”), which shall be executed on the Effective Date by Executive.

(b)          To the extent permitted by applicable law, in consideration for the salary and other payments to be provided to Executive pursuant to this Agreement, during the Term and, for a period of twelve (12) months thereafter (the Term and such twelve (12) month period, “Restricted Period”), Executive agrees not to directly or indirectly, whether as an officer, employee, agent, partner, owner, lender, investor, consultant or otherwise, anywhere in the U.S.: (i) compete with the Business or engage in the Business for his own account or for the account of any other person or entity, or (ii) engage in any other activity conducted or proposed to be conducted by the Company at the time of such termination, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity which are traded on any national securities exchange, if Executive is not a controlling person of, or a member of a group which controls, such entity, and in any event, does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such publicly traded entity.

(c)          The Restricted Period shall be extended for an amount of time equal to the time period during which Executive was in violation of any provision of this ARTICLE 6 and shall continue through any action, suit or proceedings arising out of or relating to this ARTICLE 6.

(d)          This ARTICLE 6 and the Non-Disclosure Agreement shall survive any termination or expiration of this Agreement or the Term.

Section 6.2.          Reasonableness; Injunction. Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement and the Non-Disclosure Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by Executive, (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company, and (vi) the Restrictive Covenants shall be deemed a series of independent covenants in each jurisdiction in which they apply, and the invalidity or impairment of any Restrictive Covenant in any one such jurisdiction shall not affect the enforceability of the Restrictive Covenants in each and every other jurisdiction. If Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages. In addition, the Company shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with enforcing its rights under this Agreement and the Non-Disclosure Agreement. Executive further agrees that a copy of a summons and complaint seeking the entry of an order to enforce its rights hereunder may be served upon Executive by certified mail, return receipt requested, at the address set forth in Section 7.5 below or at any other address which Executive shall designate in accordance with Section 7.5.

Section 6.3.          Nondisparagement. Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its subsidiaries, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns (the “Protected Parties”).

ARTICLE 7
GENERAL PROVISIONS

Section 7.1.          Expenses. Each of the Company and Executive shall bear its own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement. Notwithstanding the foregoing to the contrary, the prevailing party in any dispute under this Agreement shall be entitled to recover from the losing party all fees, expenses and costs (including without limitation, attorneys fees and expenses) incurred by the prevailing party in connection with such dispute.

Section 7.2.          Key-Man Insurance. Upon the Company’s request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life insurance policy on the life of Executive in which the Company is named as the beneficiary.

Section 7.3.          Entire Agreement. This Agreement when executed, contains a complete statement of all of the terms of the arrangements between Executive and the Company with respect to Executive’s employment by the Company and supersedes any and all other agreements and understandings, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 7.4.          No Other Contracts. Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance by Executive of his duties and obligations hereunder give rise to any claim or charge against either Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which Executive is a party or by which Executive is bound. Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by Executive in this Section 7.4.

Section 7.5.          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon written receipt of transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Diligent Board Member Services, Inc.

39 West 37th Street, 8th Floor

New York, NY 10018

Attn: Corporate Secretary

With a copy to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Telephone: 646.414.6950

Facsimile: 973.535.3357

Attn: Marita A. Makinen, Esq.

If to Executive, to:

Carl Blandino

2 Hyatt Lane

Westport, CT 06880

Telephone: [__________________]

Facsimile: [___________________]

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

Section 7.6.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Section 7.7.          Waiver. Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 7.8.          Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 7.9.          Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 7.10.        Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 7.11.        Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns. This Agreement is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 7.12.        Release. Notwithstanding anything to the contrary in this Agreement, except in the case of a termination pursuant to Executive’s death, Executive shall not be entitled to receive any post-employment compensation pursuant to Section 5.1(b) hereof, unless prior to the receipt of such compensation, Executive executes and delivers to the Company a release, in form and substance satisfactory to the Company under which Executive releases and discharges the Company and its subsidiaries and Affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties, from any claims and causes of action of any kind, including, but not limited to, claims and causes of actions arising out of Executive’s employment or termination of employment, but excluding claims and causes of action arising solely out of the obligations of the Company to make payments or provide benefits to Executive after the termination of such employment pursuant to the express provisions of the Agreement.

Section 7.13.        Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 7.14.         No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 7.14 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 7.15.         Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and Executive or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company.

Section 7.16.         Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

Section 7.17.          Limitation on Parachute Payments.

(a) In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 7.17, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Employee shall provide to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.17. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.17.

Section 7.18.         Definitions. The following definitions apply to this Agreement:

(a)          “Accrued Obligations” means (i) Executive’s accrued but unpaid Base Salary through the final date of Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices, (ii) Executive’s accrued but unused accrued vacation (in accordance with the Company’s policies), (iii) expenses reimbursable under Section 4.2 incurred on or prior to the Termination Date but not yet reimbursed and (iv) any accrued and unpaid amounts due and owing under any Company health plan in which Executive participates, in accordance with the terms of such plan(s).

(b)          “Affiliate” means, with respect to a specified entity, any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified entity.

(c)           “Business” means the business of manufacturing, providing or marketing software for digital board books or board portals—whether delivered via the Application Service Provider model or as installed software—to desktop PCs, laptops, PDAs, mobile phones and computing devices (or other form of computing or electronic device) and any additional businesses presently or hereafter conducted by the Company and its Affiliates during the period of time in which Executive is employed by the Company or any of its Affiliates.

(d)           “Cause” means: (i) Executive commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company; (ii) Executive neglects or fails on a recurring basis and in a material respect, to perform Executive’s job duties as defined in Section 2 hereof; (iii) Executive substantially violates any written policy or reasonable expectation of the Company regarding employee behavior or conduct that has been communicated to Executive by the Company or such employee behavior or conduct is outside the remit of Executive’s job description and Executive does not cure such breach within thirty (30) days after written notice from the Company; (iv) Executive is convicted of, or pleads nolo contendere, to (a) any felony, or any misdemeanor involving moral turpitude or (b) any crime or offense involving dishonesty with respect to the Company or (v) Executive materially breaches any provision of this Agreement and does not cure such breach within thirty (30) days after written notice from the Company, except that such cure period shall not apply to any breach by Executive of the Restrictive Covenants.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) ninety (90) days during any twelve (12) month period.

(g)           “Disparaging” refers to those remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(h)           “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in Executive’s Base Salary without Executive’s consent, which consent may be determined in Executive’s discretion; (3) a material diminution in Executive’s authority, duties or responsibilities; or (4) a material change in the geographic location at which Executive performs services for the Company without Executive’s consent, which consent may be determined in Executive’s discretion; provided, however, that Executive must notify the Company within 90 days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least 30 days in which to cure the condition. If Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Diligent Board Member Services, Inc.

By:	/s/ Alessandro Sodi
Name:	Alessandro Sodi
Title:	President & CEO

EXECUTIVE

/s/ Carl Blandino
Carl Blandino

EXHIBIT A-1

Form of Award Agreement (Option Award)

STOCK OPTION AWARD AGREEMENT

This STOCK OPTION Award Agreement (the “Option Award Agreement”) is entered into on the date set forth on Exhibit A (the “Grant Date”) by and between Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), and CARL BLANDINO (the “Awardee”).

WHEREAS, the Company is entering into this Option Award Agreement in order to effectuate the Award set forth in the Employment Agreement dated May 15, 2013 between the Company and the Awardee (the “Employment Agreement”) of incentive stock options (the “Option”) with respect to the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Award. Subject to the terms and conditions of this Option Award Agreement, the Company hereby grants to the Awardee an Option to purchase the number of Shares set forth in Exhibit A on the terms and conditions set forth in Exhibit A. This award is made pursuant to and is subject to the terms of the 2013 Plan. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the 2013 Plan. The effectiveness of this award is subject to shareholder approval of the 2013 Plan within twelve (12) months after its adoption by the Board. To the extent designated as an incentive stock option (“ISO”), this Option is intended to qualify as an incentive stock option under Section 422 of the Code. However, notwithstanding such designation, if the Awardee becomes eligible in any given year to exercise ISOs for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as non-qualified stock options (“NSOs”). In the previous sentence, “ISOs” include ISOs granted under any plan of the Company or any parent or any subsidiary. For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, ISOs shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. The Awardee hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an incentive stock option under Section 422 of the Code.

2.      Conditions of Exercise. This Option may not be exercised unless all of the following conditions are met:

(a)          Counsel for the Company must be satisfied at the time of exercise that the issuance of Shares upon exercise of this Option will be in compliance with the Securities Act of 1933, as amended, and all other applicable federal and state laws.

(b)          The Awardee must give the Company written notice of exercise specifying the number of Shares with respect to which this Option is being exercised, and at the time of exercise pay the full purchase price for the Shares being acquired (i) in cash or check acceptable to the Company, (ii) by surrender of Shares that otherwise would have been delivered to the Awardee upon exercise of the Option, up to the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Awardee in cash or other form of payment permitted under this Option, or (iii) by such other manner as the Committee may authorize.

(c)          The Awardee must at all times during the period beginning with the Grant Date and ending on the date of such exercise have been an employee of the Company (or of a corporation or a parent or subsidiary of a corporation assuming this Option by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation in a transaction to which Section 424(a) of the Code applies), provided, however, that:

(i)          if the Awardee ceases to be an employee of the Company due to termination of employment by the Company without Cause (as defined in the Employment Agreement) or the Awardee’s resignation from employment with the Company, this Option will remain in full force and effect and may be exercised, to the extent exercisable on the date of termination, until the earlier of (x) ninety (90) days from the date of the Awardee’s termination of employment or (y) the expiration of this Option, and

(ii)         if the Awardee ceases to be an employee of the Company due to death or Disability (as defined in the Employment Agreement), this Option will remain in full force and effect and may be exercised, to the extent exercisable on the date of termination, until the earlier of (x) one (1) year from the date of the Awardee’s termination of employment or (y) the expiration of this Option.

For avoidance of doubt, it the Awardee ceases to be an employee of the Company due to termination of employment by the Company for Cause, this Option shall immediately terminate on the date of such termination and shall not be exercisable for any period following such date.

(d)          The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements. Notwithstanding the foregoing, if so requested by the Awardee, the Company shall provide for such withholding by withholding Common Stock that otherwise would be issued to the Awardee upon exercise of the Option having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount.

(e)          The Shares covered by this Option have been listed (subject only to official notice of issuance) on any national securities exchange on which the Common Stock is then listed.

3.	Restrictions on Transfer and Exercise.

(a)          Except as provided in this Section 3, this Option, and rights under this Option, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Awardee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b)          During the Awardee’s lifetime, this Option shall be exercisable only by the Awardee, or by the person to whom the Awardee’s rights shall pass by will or the laws of descent and distribution, provided, however, that Shares treated as NSOs shall be transferable (i) pursuant to a domestic relations order, or (ii) by gift to any of the Awardee’s “family members” (as hereinafter defined), subject to the following conditions:

(i)          not less than twenty (20) days before any such transfer, the Awardee has notified the Company in a manner authorized by the Company of the Awardee’s intention to make such transfer and have furnished such information regarding the proposed transferee and the terms of the proposed transfer as the Company may request;

(ii)         the proposed transfer complies with such conditions and limitations as the Committee, in its sole discretion, may have established, and

(iii)        at the time of such transfer, the issuance and sale to the transferee of the Shares issuable upon exercise of this Option can be registered under the Securities Act of 1933 by a registration statement on Form S-8 (or any successor form adopted by the Securities and Exchange Commission under the said Act, the use of which does not, in the judgment of the Committee, impose any significant additional expense on the Company).

(c)          The term “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Awardee’s household (other than a tenant or employee), a trust in which the Awardee’s family members have more than 50% of the beneficial interest, a foundation in which the Awardee or the Awardee’s family members control the management of assets, and any other entity in which the Awardee or the Awardee’s family members own more than 50% of the voting interests.

(d)          If at the time of the Awardee’s death this Option has not been fully exercised, the Awardee’s estate or any person who acquires the right to exercise this Option by bequest or inheritance or by reason of the Awardee’s death may, at any time within one year after the date of the Awardee’s death, exercise this Option with respect to up to the entire remaining number of Shares subject to this Option. It shall be a condition to the exercise of this Option after the Awardee’s death that the Company shall have been furnished evidence satisfactory to it of the right of the person exercising this Option to do so and that all estate, transfer, inheritance or death taxes payable with respect to this Option or the Shares to which it relates have been paid or otherwise provided for to the satisfaction of the Company.

4.          Awardee Representations. The Awardee understands that the Awardee (and, subject to Section 2(d) above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

5.          No Right to Continued Employment. By accepting this Option Award Agreement, the Awardee acknowledges and agrees that neither the grant of this Option nor any of the terms herein (including the exercise schedule) constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with the Awardee’s right or the right of the Company to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that the Awardee may have entered into with the Company.

6.          Notices. Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

7.          Governing Law. This Option Award Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

8.          Entire Agreement. This Option Award Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Option Award Agreement. Notwithstanding the foregoing, this Option Award Agreement and the Award made hereby shall be subject to the terms of the 2013 Plan.

9.          Section 409A. This Option Award Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Option Award Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. In no event shall the Committee, the Board, or the Company (or their respective employees, officers or directors) have any liability to the Awardee (or any other person) due to the failure of an award to satisfy the requirements of Section 409A. Although the parties endeavor to have this Option Award Agreement comply with the requirements of Section 409A, there is no guarantee that the Awardee will not be subjected to the payment of any tax or interest under Section 409A, and the Awardee shall not have any right to indemnification with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
Name:
Title:

AWARDEE

Name: Carl Blandino

EXHIBIT A

(a).	Awardee’s Name: Carl Blandino

(b).	Grant Date: May 15, 2013

(c)	Number of Shares Covered By This Option:

260,000 Shares, as follows:

Number Covered by Incentive Stock Options: 65,464

Number Covered by Non-Qualified Stock Options: 194,536

(d)	Exercise Price: $6.11 USD

(e)	Expiration Date: May 14, 2023

(f).	Exercise Schedule: The Shares shall vest as follows:

(i) One-fourth of the Shares covered by this Option shall become vested on each anniversary of the Grant Date, provided that the Awardee is in the employ of the Company on such anniversary of the Grant Date.

(ii) Notwithstanding the foregoing, in the event that, while the Awardee is employed by the Company, the Company consummates a Change in Control, and Awardee’s employment is terminated without Cause (as defined in the Employment Agreement) or the Awardee resigns for Good Reason (as defined in the Employment Agreement) upon or within six (6) months following the date of such Change in Control, the Shares covered by this Option, to the extent not fully vested and exercisable by the date on which such termination of employment occurs, will become vested and exercisable upon such termination of employment.

_____(Initials)

Carl Blandino

_____(Initials)

Company Signatory

EXHIBIT A-2

Form of Award Agreement (RSU Award)

RESTRICTED SHARE UNIT AWARD AGREEMENT

This RESTRICTED SHARE UNIT Award Agreement (the “RSU Agreement”) is entered into on the date set forth in Exhibit A (the “Grant Date”) by and between Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), and CARL BLANDINO (the “Awardee”).

WHEREAS, the Company is entering into this RSU Agreement in order to effectuate the Award set forth in the Employment Agreement dated May 15, 2013 between the Company and the Awardee (the “Employment Agreement”) of a restricted share unit award with respect to the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Award. The Company hereby grants the Awardee the number of Restricted Stock Units (each an “RSU,” and collectively the “RSUs”) set forth in Exhibit A. This Award is made pursuant to and is subject to the terms of the 2013 Plan. Capitalized terms used but not otherwise defined in this RSU Agreement shall have the meanings as set forth in the 2013 Plan. The effectiveness of this award is subject to shareholder approval of the 2013 Plan within twelve (12) months after its adoption by the Board.

2.          Vesting. The Award shall be subject to the vesting conditions set forth in Exhibit A. Each RSU shall automatically convert into one share of Common Stock on the date that it becomes vested. Subject to the terms of this Agreement, the Awardee shall forfeit the RSUs to the extent that the Awardee does not satisfy the applicable vesting requirements set forth in Exhibit A.

3.          Transfer Restrictions. Prior to the vesting of any RSUs, the Awardee shall not be deemed to have any ownership or shareholder rights (including, without limitation, voting rights and rights to dividends or dividend equivalents) with respect to such unvested RSUs, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) unvested RSUs.

4.          Withholding Taxes. The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements. Notwithstanding the foregoing, if so requested by the Awardee, the Company shall, upon conversion of RSUs, provide for such withholding by withholding Common Stock that otherwise would be issued to the Awardee having a Fair Market Value on the date of such conversion that is equal to the amount necessary to satisfy the minimum statutory withholding amount.

5.          Awardee Representations. The Awardee understands that the Awardee (and, subject to Section 4 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this RSU Agreement.

6.          Employment. Neither this RSU Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

7.          Notices. Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

8.          Governing Law. This RSU Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

9.          Entire Agreement. This RSU Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this RSU Agreement. Notwithstanding the foregoing, this RSU Agreement and the Award made hereby shall be subject to the terms of the 2013 Plan.

10.         Binding Effect. This RSU Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This RSU Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company. Any attempted assignment in violation of this Section shall be null and void.

11.         Amendment. This RSU Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

12.         Section 409A. This RSU Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this RSU Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this RSU Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this RSU Agreement shall be treated as a separate payment. In no event may the Awardee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Awardee shall not be considered to have terminated employment with the Company for purposes of Section 3 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event shall the Committee, the Board, or the Company (or their respective employees, officers or directors) have any liability to the Awardee (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A. Although the parties endeavor to have this RSU Agreement comply with the requirements of Section 409A, there is no guarantee that the Awardee will not be subjected to the payment of any tax or interest under Section 409A, and the Awardee shall not have any right to indemnification with respect thereto.

13.         Counterparts. This RSU Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Agreement or caused their duly authorized officer to execute this RSU Agreement on the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
Name:
Title:

AWARDEE

Name: Carl Blandino

EXHIBIT A

(a).	Awardee’s Name: Carl Blandino

(b).	Grant Date: _________________[2]

(c).	Number of RSUs Granted: 110,000

(d).	Vesting Dates: The RSUs shall vest as follows:

(i)      Twenty-five percent (25%) of the RSUs shall become vested on each anniversary of the Effective Date, as defined in the Employment Agreement, dated as of May 15, 2013 between the Company and the Awardee, provided that the Awardee is in the employ of the Company on such anniversary of the Effective Date.

(ii) Notwithstanding the foregoing, in the event the Company consummates a Change in Control, and Awardee’s employment is terminated without Cause (as defined in the Employment Agreement) or the Awardee resigns for Good Reason (as defined in the Employment Agreement) upon or within six (6) months following the date of such Change in Control, the RSUs, to the extent not fully vested by the date on which such termination of employment occurs, will become vested upon such termination of employment.

_____(Initials)

Carl Blandino

_____(Initials)

Company Signatory

2 Will be the date of shareholder approval of the 2013 Incentive Plan and the effectiveness of a Registration Statement on Form S-8 relating to such plan.

EXHIBIT B

Assignment of Invention, Non-Disclosure and Non-Solicitation Agreement

ASSIGNMENT OF INVENTIONS, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

Employee Name: Carl Blandino

In order for Diligent Board Member Services, Inc. and its parent company and direct and indirect subsidiaries and its and their successors and assigns (herein collectively referred to as the “Company”) to maintain a competitive edge, the Company must protect its inventions, discoveries, works of authorship and its proprietary technical and business information.

Therefore, as a condition of employment with the Company, I agree as follows.

DEFINITIONS

1.	“Inventions” means any new or useful art, discovery, new contribution, finding or improvement (including without limitation any technology, computer programs, test, concept, idea, apparatus, device, mechanism, equipment, machinery, process, method, composition of matter, formula or technique), whether or not patentable, and all know-how related thereto, that has been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

2.	“Works” means any materials for which copyright protection may be obtained, including without limitation literary works (including books, pamphlets, articles and other writings), mask works, artistic works (including designs, graphs, drawings, blueprints and other graphic works), computer programs, compilations, recordings, photographs, motion pictures and other audio-visual works that have been made, created, developed, written or conceived by me (i) in the course of my employment, (ii) relating to the actual or anticipated business of the Company, or (iii) with the use of the Company’s time, material, proprietary information or facilities.

3.	“Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the trade secrets or otherwise to the research, development efforts and methodologies, testing, engineering, manufacturing, marketing, sales, finances, operation (including without limitation any processes, formulae, methods, techniques, devices, know-how, manufacturing, processes, customer and prospect lists, sales statistics, tactics and projections, marketing strategies and plans, and personnel information or data), or other non-public information of the Company or of any other party which has entrusted such information to the Company in confidence.

DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND WORKS

4.	I will promptly disclose to the Company in writing, all Inventions and Works which are conceived, made, discovered, written or created by me alone or jointly with someone else on the Company’s time or on my own time, while I have been or continued to be employed by the Company.

5.	All Works created by me, alone or with others, are and shall be deemed “works made for hire” under the copyright laws and are and shall be owned by the Company.

6.	I hereby assign to the Company all of my rights in all Inventions, and in all Works to the extent such Works may not, by operation of law, be works made for hire.

7.	I will give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Works. In particular, I will sign all documents, do all things, and supply all information that the Company considers necessary or desirable to transfer or record the transfer of my entire right, title and interest in Inventions and Works; and to enable the Company to obtain patent, copyright, or other legal protection for Inventions and Works. Any out-of-pocket expenses will be paid by the Company.

8.	I acknowledge that my work responsibilities may require me to create, develop or work on Inventions on behalf of the Company. I will immediately communicate to the President of the Company (or such other individual as the President may designate from time to time) a full and complete disclosure of each and every Invention conceived or made by me whether solely or jointly with others (a) while in the employ of the company, whether or not while actually engaged in the Company’s affairs, and (b) within two years subsequent to termination of said employment for any reason.

I agree to assign and transfer to the Company, without any separate remuneration or compensation other than the wages or salary received or compensation paid to me from time to time in the course of my employment by the Company, my entire right, title and interest in and to all inventions conceived or made by me, together with all United States and foreign patent rights and any other legal protection in and with respect to any and all such inventions (a) while in the employ of the Company, whether or not while I was actually engaged in the Company’s affairs, or (b) within two years subsequent thereto and as a direct or indirect result of such employment. Upon request by the Company, I agree to execute and deliver all appropriate patent applications for securing all United States and foreign patents on all such inventions, and to do, execute, and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions and patents in the Company or its designee, and to enable the Company or its designee to obtain all such letters patent. I agree to render to the Company or its designee all such assistance as it may require in the prosecution of all such patent applications and applications for the reissue of such patents and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents. I further agree not to contest the validity of any patent, United States or foreign, which is issued to the Company or its designee, on which I made any contribution, or in which I participated in any way, and not to assist any other party in any way in contesting the validity of any such patent. I further agree that the obligations and undertakings stated in this paragraph shall continue beyond the termination of my employment by the Company, but if I shall be called upon to render such assistance after the termination of his employment, I shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

9.	As a matter of record, I understand that I may include a complete list of inventions made by me prior to the date of employment by the Company as an appendix to this Agreement. Only those inventions so listed shall be deemed to be excluded from the terms and conditions of this Agreement.

Other than these, I do not claim to own or control rights in any inventions or works subject to copyright and will not assert any such rights against the Company.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

10.	I will not disclose or use any of the Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, for a period of two (2) years following my termination of employment with the Company.

11.	I understand that if I possess any proprietary information of another person or company as a result of prior employment or otherwise, the Company expects and requires that I will honor any and all legal obligations that I have to that person or company with respect to proprietary information, and I will refrain from any unauthorized use or disclosure of such information.

INSIDER TRADING

12.	I hereby affirm that I am aware of and understand my responsibility to safeguard Confidential Information, and will not use or share such information for securities trading purposes or for any other purpose except to conduct Company business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Unauthorized use, disclosure or distribution of this information may result in disciplinary action and could also be illegal and result in criminal and civil penalties.

RETURN OF COMPANY PROPERTY

13.	All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request me to do.

NON-SOLICITATION OF ACCOUNTS

14.         During my employment, and for six (6) months after termination of employment with the Company, I will not solicit, induce, or attempt to induce any past or current customer of the Company (other than government agencies and regional, national or international telephone carriers or national retailers) whose identities as such were first made known to me or with whom I first had direct contact in the course of my employment (a) to stop doing business with or through the Company, or (b) to do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to or competitive with those provided by the Company.

NON-SOLICITATION OF EMPLOYEES

15.	During my employment by the Company and (with respect to employment or affiliation involving products or services competitive with those of the Company) for one (1) year thereafter, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company to accept employment or affiliation with another firm or entity of which I am an employee, owner, partner or consultant.

SEVERABILITY

16.	If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

GOVERNING LAW

17.	This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the United States of America and of the State of New York, without reference to the choice of law rules of New York.

BURDEN AND BENEFIT

18.	The Company may assign its rights and delegate its duties and obligations under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the company.

NO EFFECT ON TERM OF EMPLOYMENT; TERM

19.	Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company. I acknowledge and agree that the terms and conditions hereof memorialize the agreement that has governed my employment by the Company since I was first employed by the Company, whether as an employee or independent contractor.

20.	I agree that injunctive or other equitable relief would be necessary to remedy any breach of my duties or obligations under this Agreement, and I waive the posting of a bond by the Company in connection with such relief.

ENTIRE AGREEMENT

21.	I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

AGREED:
Diligent Board Member Services, Inc.

Employee:

By:	By:
Name:	Alex Sodi
Date:	Chief Executive Officer
Address:

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